Exhibit 10.1

PURCHASE AGREEMENT

1. PARTIES. This Agreement is entered into by and between Peco II, Inc., hereinafter referred to as “Seller”, and J/H Real Estate of Galion, Ltd., hereinafter referred to as “Purchaser”, on this 31st day of August, 2005.

NOW, THEREFORE, Seller is desirous of selling a certain parcel of real estate and Purchaser is desirous of purchasing the real estate located at 1376 St. Rt. 598, Galion, Ohio 44833. A complete legal description will be completed when a survey has been completed; however, Exhibit A attached to this Purchase Agreement shows the real property outlined in red which is being sold and includes the following Parcel Numbers: 19-00-08462-008, 19-00-08462-007, 19-00-08462-006, 31-00-08462-100, part of 31-00-08462-001, part of 48-00-08462-002.

2. PURCHASE PRICE. Seller agrees to sell to said Purchaser, and Purchaser agrees to purchase said real estate above referred to for the sum of $2,350,000.00.

3. DOWN PAYMENT. The terms of this purchase are such that the Purchaser has tendered to the Seller the sum of $5,000.00, the receipt of which is hereby acknowledged, and $2,345,000.00 shall be paid to Seller at the time of closing.

4. EVIDENCE OF TITLE. Unless otherwise provided herein, the Purchasers may pay for either a certificate of title or an owner’s title insurance commitment and policy in the amount of the purchase price. Title evidence shall show the Seller to have marketable title in fee simple, free and clear of all liens and encumbrances except: (a) those created by or assumed by the Purchasers;

(b) those specifically set forth in the contract; (c) zoning ordinance; (d) legal highways; and (e) covenants, restrictions, conditions and easements of record which do not unreasonably interfere with the present lawful use. If title insurance is furnished, Purchasers shall pay any additional costs incurred in connection with mortgage insurance issued for the protection of Purchaser’s lender.

If title to all or part of the real estate is unmarketable, as determined by the Ohio law with reference to the Ohio State Bar Association Standards of Title Examination, or is subject to liens, encumbrances, easements, conditions, restrictions or encroachments other than those excepted in this contract, Seller shall within thirty (30) days after written notice thereof, remedy or remove any such defects, liens, encumbrances, easements, conditions, restrictions or encroachments or obtain title insurance without exception thereof. At closing, Seller shall sign an affidavit with respect to off record title matters in accordance with the community custom.

5. EPA STUDY. Seller shall produce, at their cost, an environmental Phase I and/or Phase II through October 1, 2005. It shall show no environmental problems or dangers to the Purchaser. In the event any problem exists or is indicated on said report, Purchaser shall have the right to terminate this contact with the return of their deposit or waive the problem and close the transaction or have the Seller remedy the problem.

6. DEED. Seller shall convey to Purchaser marketable title in fee simple by transferable and recordable, general warranty deed, free and clear of all liens, encumbrances not excepted by this contract and excepting the following: subject to all easements, reservations, restrictions, right-of-ways and leases of record, if any.

7. TAXES AND ASSESSMENTS. At closing, Seller shall pay or credit on the purchase price all delinquent taxes, including penalties and interest, all assessments which are a lien on the date of the contract through the year of closing. At the closing, Seller shall also pay or credit on the purchase price all other unpaid real estate taxes which are a lien for the years prior to closing and a portion of such taxes for the year of closing prorated to the date of closing and based upon a 365 day year and, if undetermined, on the most recent available tax rate.

8. EXPENSE ALLOCATION. Seller shall be responsible for the conveyance fee, its portion of the pro-rated real estate taxes, preparation of deed and one-half of any settlement or closing fee as shown on HUD Form 1101 and the ALTA survey. Purchaser shall be responsible for the transfer tax, one-half of any settlement or closing fee as shown on HUD Form 1101, title insurance and/or Certificate of Title, if any, any other inspections required by Purchaser, recording expenses and any other expenses. Seller and Purchaser agree to use ACS Title and Closing Services, Bucyrus, Ohio to provide any title or closing services required.

9. DAMAGE OR DESTRUCTION OF PROPERTY. Risk of loss to the real estate and the appurtenances shall be borne by the Seller until closing provided that if any property covered by this contract shall be substantially damaged or destroyed before this transaction is closed, Purchaser may (a) proceed with the transaction and be entitled to all insurance proceeds, if any, payable to the Seller under all policies covering the property; or (b) rescind the contract and thereby release all parties from liability hereunder by giving written notice to the Seller within ten (10) days after Purchasers have written notice of such damage or destruction and be entitled to the return of Purchaser’s down payment. Failure by the Purchaser to so notify the Seller shall constitute an election to proceed with the transaction.

10. CLOSING AND POSSESSION. This closing shall take place on or before November 3, 2005. Purchaser shall have the right for entry into the property on October 1, 2005 to make preliminary adjustments or work for Purchaser’s occupancy.

11. MISCELLANEOUS. This contract constitutes the entire agreement. There are no representations oral or written which have been incorporated herein. Time is of the essence of all provisions of this contract.

12. EXECUTORS AND SUCCESSORS. This Agreement shall be binding upon all parties, their respective successors, and assigns.

13. SURVIVAL. All of the provisions of this contract shall survive the closing of this transaction.

14. CONTINGENCIES. This transaction is contingent upon Purchaser receiving satisfactory financing to the Purchaser and is further contingent upon appropriate State and Local tax incentives. This contingency shall be satisfied within forty five (45) days. This contract is further contingent on board approval of Seller, which contingency shall be satisfied, or rejected within twenty (20) days of this agreement.

15. COMMISSIONS. Seller is responsible for any commissions due to CB Richard Ellis. CB Richard Ellis is the only real estate broker involved.

WITNESSES:	SELLER:

PECO II, INC.

/s/ Lisa A. Green	By:	/s/ John G. Heidel

	its:	CEO

PURCHASER:

J/H REAL ESTATE OF GALION, LTD.

/s/ James W. Pry II	By:	/s/ Henry E. Hessey

Henry E. Hessey
	its:	General Manager

By:
its:

PREPARED BY: James W. Pry II, Attorney at Law, Bucyrus, Ohio